EXHIBIT 10.1
February 1, 2014

Christopher Caldwell                             ***Personal & Confidential***
_________________
_________________

Dear Chris:
We are pleased to offer you the following terms for your promotion to President of Concentrix Corporation (“Concentrix”). Your new position will be effective as of January 31, 2014 (the “Effective Date”). Subject to approval of the Board of Directors of SYNNEX Corporation (the “Company”), you will also serve as Executive Vice President of the Company, reporting directly to Kevin Murai, President and Chief Executive Officer.
Your starting annual salary will be $428,575, prorated for that portion of the fiscal year that you are employed with the Company or an affiliate thereof after the Effective Date, and subject to applicable withholding. You will also be eligible to participate in the SYNNEX Corporation Profit Sharing Plan. Your target profit sharing award for the fiscal year ending November 30, 2014 will be $428,575, prorated for that portion of the fiscal year that you are employed with the Company or an affiliate thereof after the Effective Date. The Company’s Compensation Committee (the “Compensation Committee”) has sole discretion to determine profit sharing performance goals and service requirements, certify to what extent profit-sharing goals and service requirements have been achieved, and determine the payment amount. You will also be eligible to receive a transition bonus equal to one third of your target profit sharing bonus (as may be prorated) for the fiscal years ending November 30, 2014 and November 30, 2015, provided, in each case, you remain employed with the Company or an affiliate thereof through the last day of the applicable fiscal year. All profit sharing awards and transition bonuses will be paid in cash, subject to applicable withholding, within 2½ months after the last day of the applicable fiscal year. Following fiscal year 2014, your base salary and the target payment for any profit sharing awards will be determined by the Compensation Committee in its sole discretion.
Subject to the approval of the Compensation Committee, you will also be eligible for annual equity grants and long-term incentive awards under the SYNNEX Corporation Stock Incentive Plan (the “Stock Incentive Plan”). Your initial annual equity grant will be in the form of nonqualified stock options and restricted stock awards, with a combined fair market value of approximately $450,000 as of the date of grant. The exercise price of the stock options will be equal to the closing price of the Company’s common stock on the date of grant. The date of grant will be a date during the fourth quarter of the fiscal year ending November 30, 2014, as selected by the Compensation Committee in its discretion. Your long-term incentive award for the 2014—2016 performance period will be in the form of restricted stock units with a target fair market value of $142,858, prorated for that portion of the fiscal year that you are employed with the Company or an affiliate thereof following the Effective Date. All equity grants will be subject to the terms of the Stock Incentive Plan, as it may be amended, and any award agreement between you and the Company with respect to such awards. The Compensation Committee has sole discretion to determine long-term performance goals and service requirements, certify to what extent long-term performance goals and service requirements have been achieved, and determine the payment amount. Following fiscal year 2014, any annual equity grants and the target payment for any long-term incentive awards will be determined by the Compensation Committee in its sole discretion.
You will be eligible to receive all employee benefits provided to other executive officers of Concentrix Corporation, including but limited to medical care, life insurance, disability insurance and paid time off. The Company reserves the right to modify benefits from time to time.
In recognition of your past performance and in consideration of your acceptance of this offer, you will be eligible for a one-time performance award of $500,000, payable in cash as of January 31, 2017 (the “Vesting Date”). Subject to the approval of the Compensation Committee, you will also be eligible for a one-time performance equity award under the Stock Incentive Plan, payable in restricted stock units, with a fair market value of $1 million as of the Effective Date. Payment of each performance award will be conditioned on your continuous employment with the Company and its affiliates through the Vesting Date and such other terms as may be approved in writing by the Compensation Committee or the Chief Executive Officer. If the Compensation Committee or Chief Executive Officer determines that such conditions are met, the profit sharing awards will be paid in cash or settled in common stock, as applicable, within 2½ months after the Vesting Date.

As a Company employee, you are expected to abide by the Company’s rules and regulations. The benefits described in this letter agreement are subject to your execution of and compliance with a mutually agreed upon Proprietary Information and Inventions Agreement based on the Company’s standard form.
Your employment with Concentrix Corporation and the Company will remain at will, meaning that it is not for any specified period of time and can be terminated by you or the Company at any time, with or without advance notice, and for any or no particular reason or cause. Your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at will by the Company. Accordingly, the at-will nature of your employment may only be changed in a document signed by you and another executive officer of the Company.
This letter agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, agreements and understandings (whether written or oral and whether express or implied), of the parties with respect to the subject matter hereof, including but not limited to any prior compensation arrangements and bonus agreements between you and the Company relating to Concentrix, which arrangements and agreements are hereby cancelled and of no force or effect.
To accept the foregoing terms, please sign and return this letter to me by February 3, 2014.
Sincerely,
/s/ Kevin Murai
Kevin Murai
President and Chief Executive Officer
I agree to and accept the terms of this letter agreement.

/s/ Christopher Caldwell	2/3/2014
Signature	Date